Exhibit 99.5

Lomond Operating Co.

(Formerly Known as Lomond Therapeutics, Inc.)

Financial Statements

For the nine months ended September 30, 2024 and 2023

TABLE OF CONTENTS

Financial Statements
Condensed Balance Sheets as of September 30, 2024 (unaudited) and December 31, 2023	3
Condensed Statements of Operations for the three and nine months ended September 30, 2024 and 2023 (unaudited)	4
Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three and nine months ended September 30, 2024 and 2023 (unaudited)	5
Condensed Statements of Cash Flows for the nine months ended September 30, 2024 and 2023 (unaudited)	6
Notes to Financial Statements (unaudited)	7

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Condensed Balance Sheets

As of September 30, 2024 and December 31, 2023

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash	$3,617,664	$800,728
Total current assets	3,617,664	800,728
Deferred financing costs	694,352	-
Total assets	$4,312,016	$800,728
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accrued expenses and other current liabilities	$1,250,929	$856,144
Total current liabilities	1,250,929	856,144
SAFE liability	8,424,479	-
Total liabilities	9,675,408	856,144

Commitments and contingencies (Note 5)

Redeemable convertible preferred stock: $0.0001 par value; 13,661,416 shares authorized, issued, and outstanding. Aggregate liquidation preference: $5,500,001	5,466,925	5,466,925

Stockholders’ Deficit
Common stock: $0.0001 par value; 19,000,000 shares authorized; and 758,967 shares issued and outstanding	76	76
Related party notes receivable	(4,004,603)	-
Additional paid-in capital	23,656,420	16,203,254
Accumulated deficit	(30,482,210)	(21,725,671)
Total stockholders’ deficit	(10,830,317)	(5,522,341)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$4,312,016	$800,728

The accompanying notes are an integral part of these (unaudited) financial statements.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Condensed Statements of Operations

For the three and nine months ended September 30, 2024 and 2023

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development - related party	$4,000,000	$1,861,756	$7,000,000	$5,639,607
General and administrative	616,091	2,459	836,663	14,729
Total operating expenses	4,616,091	1,864,215	7,836,663	5,654,336
Loss from operations	(4,616,091)	(1,864,215)	(7,836,663)	(5,654,336)

Other income (expense):
Change in fair value of SAFE liability	(924,479)	-	(924,479)	-
Interest expense - related party	-	(51,760)	-	(152,948)
Total other expense, net	(924,479)	(51,760)	(924,479)	(152,948)
Net Loss	$(5,540,570)	$(1,915,975)	$(8,761,142)	$(5,807,284)
Net loss per share attributable to common stockholders, basic and diluted	$(7.30)	$(2.52)	$(11.54)	$(7.65)
Weighted-average shares of common stock outstanding, basic and diluted	758,967	758,967	758,967	758,967

The accompanying notes are an integral part of these (unaudited) financial statements.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the three and nine months ended September 30, 2024 and 2023

(unaudited)

	Three Month Periods Ended September 30, 2024 and 2023
	Redeemable Convertible				Related Party	Additional
	Preferred Stock		Common Stock		Note	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Total
Balance at June 30, 2024	13,661,416	$5,466,925	758,967	$76	$-	$19,655,968	$(24,946,243)	$(5,290,199)
Cash contribution from parent	-	-	-	-	-	4,000,000	-	4,000,000
Issuance of note receivable to Parent and related accrued interest	-	-	-	-	(4,004,603)	-	4,603	(4,000,000)
Stock-based compensation	-	-	-	-	-	452	-	452
Net loss	-	-	-	-	-	-	(5,540,570)	(5,540,570)
Balance at September 30, 2024	13,661,416	$5,466,925	758,967	$76	$(4,004,603)	$23,656,420	$(30,482,210)	$(10,830,317)

Balance at June 30, 2023	13,661,416	$5,466,925	758,967	$76	$-	$3,808,256	$(15,675,696)	$(11,867,364)
Stock-based compensation	-	-	-	-	-	1,357	-	1,357
Net loss	-	-	-	-	-	-	(1,915,975)	(1,915,975)
Balance at September 30, 2023	13,661,416	$5,466,925	758,967	$76	$-	$3,809,613	$(17,591,671)	$(13,781,982)

	Nine Month Periods Ended September 30, 2024 and 2023
	Redeemable Convertible				Related Party	Additional
	Preferred Stock		Common Stock		Promissory	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Note	Capital	Deficit	Total
Balance at December 31, 2023	13,661,416	$5,466,925	758,967	$76	$-	$16,203,254	$(21,725,671)	$(5,522,341)
Cash contribution from parent	-	-	-	-	-	7,450,000	-	7,450,000
Issuance of note receivable to Parent and related accrued interest	-	-	-	-	(4,004,603)	-	4,603	(4,000,000)
Stock-based compensation	-	-	-	-	-	3,166	-	3,166
Net loss	-	-	-	-	-	-	(8,761,142)	(8,761,142)
Balance at September 30, 2024	13,661,416	$5,466,925	758,967	$76	$(4,004,603)	$23,656,420	$(30,482,210)	$(10,830,317)

Balance at December 31, 2022	13,661,416	$5,466,925	758,967	$76	$-	$2,065,542	$(11,784,387)	$(9,718,769)
Cash contribution from parent	-	-	-	-	-	1,740,000	-	1,740,000
Stock-based compensation	-	-	-	-	-	4,071	-	4,071
Net loss	-	-	-	-	-	-	(5,807,284)	(5,807,284)
Balance at September 30, 2023	13,661,416	$5,466,925	758,967	$76	$-	$3,809,613	$(17,591,671)	$(13,781,982)

The accompanying notes are an integral part of these (unaudited) financial statements.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Condensed Statements of Cash Flows

For the nine months ended September 30, 2024 and 2023

(unaudited)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,761,142)	$(5,807,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,166	4,071
Change in fair value of SAFE liability	924,479	-
Changes in operating assets and liabilities:
Accrued expenses and other current liabilities	(299,567)	3,651,261
Net cash used in operating activities	(8,133,064)	(2,151,952)

Cash flows from financing activities:
Proceeds from capital contribution by parent	7,450,000	1,740,000
Proceeds from issuance of SAFE instrument	7,500,000	-
Cash provided to parent in exchange for promissory note	(4,000,000)	-
Net cash provided by financing activities	10,950,000	1,740,000

Net increase (decrease) in cash	2,816,936	(411,952)
Cash, beginning of year	800,728	507,437
Cash, end of period	$3,617,664	$95,485

Supplemental non-cash financing activities:
Deferred financing costs in accrued expenses and other current liabilities	$694,352	$-
Issuance of promissory notes to settle accrued expenses	$-	$304,403
Interest receivable on promissory note issued to parent	$4,603	$-

The accompanying notes are an integral part of these (unaudited) financial statements.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

1	Organization and Description of Business

Lomond Operating Co. (the “Company”) is a privately-held biopharmaceutical company involved in the discovery and development of small molecule inhibitors that target escape mutations in hematologic cancers. The Company was incorporated on January 22, 2020 as Lomond Therapeutics, Inc., pursuant to the laws of the State of Delaware. On July 1, 2022, shareholders of the Company contributed and transferred all outstanding common stock, stock options, and redeemable convertible preferred stock of the Company to Eilean Therapeutics, LLC (“Eilean”, or the “Parent”) in exchange for common unit ownership in Eilean (the “Eilean transaction”). After the Eilean transaction, Eilean became the sole shareholder of the Company. The Company subsequently changed its name to Lomond Operating Co. on November 1, 2024.

Liquidity

Since inception, the Company has been primarily performing research and development activities, establishing and maintaining its intellectual property, and raising capital to support and expand its operations. The Company has funded its operations primarily through the sale of its redeemable convertible preferred stock and contributions from it’s Parent. The Company does not yet have a product that has been approved by the FDA, has not generated any product sales revenues and has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company’s future operations are dependent on the success of the Company’s efforts to raise additional capital, its research and commercialization efforts, regulatory approval, and, ultimately, the market acceptance of the Company’s products.

In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued. As of September 30, 2024, the Company had cash of $3.6 million. In November 2024, the Company completed a merger with Venetian-1 Acquisition Corp (“Venetian”) (the “Merger”). Upon closing, the Company completed a private placement offering (the “Offering”) resulting in net proceeds of approximately $29.0 million, net of placement agent fees and estimated offering expenses payable by the Company. See Note 11 for further discussion.

Additionally, the Company had an accumulated deficit of $30.5 million at September 30, 2024, and during the three and nine months ended September 30, 2024, the Company incurred a net loss of $5.5 and $8.8 million, respectively. The Company expects to continue to generate operating losses for the foreseeable future. The Company believes that its cash of $3.6 million as of September 30, 2024, together with the aggregate net proceeds of approximately $29.0 million from the Offering, will be sufficient to fund its operating expenses for at least the next 12 months from issuance of these financial statements.

In addition, to finance its future operations, the Company will likely seek additional funding through public financings or government programs and will seek funding or development program cost-sharing through collaboration agreements or licenses with larger pharmaceutical or biotechnology companies. If the Company does not obtain additional funding or development program cost-sharing, or exceeds its current spending forecasts, the Company has the ability and would be forced to delay, reduce or eliminate certain clinical trials or research and development programs, reduce or eliminate discretionary operating expenses, and delay company and pipeline expansion, any of which could adversely affect its business prospects. The inability to obtain funding, as and when needed, could have a material adverse effect on the Company’s financial condition and ability to pursue its business strategies.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

2	Significant accounting policies and basis of presentation

Basis of presentation

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial statements and pursuant to the rules of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnotes required by U.S. GAAP for complete financial statements have been omitted. It is the opinion of management that all adjustments considered necessary for a fair presentation have been included, and that all such adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the full year or any other period. The unaudited condensed financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2023.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting periods. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates. The most significant estimates relate to the accrual of research and development expenses, valuation of stock option awards for share-based compensation and valuation of the simple agreement for future equity liability.

Cash

Cash is comprised of cash deposits held with financial institutions.

Concentrations and risks and uncertainties

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. Substantially all of the Company’s cash deposits are maintained at one financial institution domiciled in the United States. Amounts on deposit with this financial institution may, from time to time, exceed the federally insured limit. The Company is exposed to credit risk in the event of default by the financial institution holding its cash to the extent recorded in the balance sheet. The Company has not experienced any losses on its deposits.

Business risks

The Company’s future results of operations involve a number of other risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of results of clinical trials and reaching milestones, uncertainty of regulatory approval of the Company’s current and potential future product candidates, uncertainty of market acceptance of the Company’s product candidates, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals or sole-source suppliers.

The Company’s product candidates require approvals from the U.S. Food and Drug Administration and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company was denied approval, approval was delayed, or the Company was unable to maintain approval for any product candidate, it could have a materially adverse impact on the Company.

Fair Value Measurements

Fair value is defined as the exchange price to sell an asset or transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value should be based on the assumptions market participants would use when pricing the asset or liability. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Fair value measurements are classified and disclosed in one of the following three categories:

Level 1: Quoted unadjusted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all observable inputs and significant value drivers are observable in active markets

Level 3: Model derived valuations in which one of more significant inputs or significant value drivers are unobservable, including assumptions developed by the Company

There were no transfers between Levels 1, 2, or 3, of such instruments during the three and nine months ended September 30, 2024. The carrying amounts of the Company’s accrued expenses and other current liabilities approximate their fair values due to their short-term nature. See Note 4 for further information.

Deferred financing costs

The Company capitalized costs during the third quarter of 2024 that were directly associated with the Merger and Offering in November 2024. These costs were recorded against the gross proceeds upon closing of the Merger and Offering in November 2024. See Note 11 for further information. Ongoing costs that are not directly associated with the Merger or the Offering are expensed as incurred.

Research and development costs

Research and development costs consist primarily of cost of related-party subcontractors and materials used for research and development activities, including preclinical studies, clinical trials, materials and supplies, and professional services. The costs of services performed by related-parties in connection with the research and development activities of the Company, including research and development conducted by related-parties on behalf of the Company, is included in research and development costs and expensed as the contracted work is performed. The Company accrues for costs incurred as the services are being provided by monitoring the status of the project and the invoices received from its external service providers. Where contingent milestone payments are due to third parties under research and development arrangements, the milestone payment obligations are expensed when the milestone results are probable to be achieved.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings. As of September 30, 2024 and December 31, 2023, management believes it is more likely than not that no benefits will be derived from the Company’s deferred tax assets.

The Company recognizes an uncertain tax position in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. As of September 30, 2024 and December 31, 2023, the Company has not recorded any uncertain tax positions. There were no interest or penalties related to income taxes for the three and nine months ended September 30, 2024 or 2023.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

The tax years from 2021 and forward are open to examination by federal tax and state tax authorities. In addition, tax years with net operating loss carryforwards are subject to examination, three years following the year they are utilized. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years is under examination.

Simple agreement for future equity (“SAFE”) liability

The SAFE instruments issued in August 2024 have the potential for cash settlement upon the occurrence of certain “liquidity events” (including a change of control, direct listing, or initial public offering) and “dissolution events” (including voluntary termination of operations, a general assignment for the benefit of the Company’s creditors, or any other liquidation, dissolution or winding up of the Company (excluding a liquidity event), whether voluntary or involuntary). The instrument, at the election of the holder, can also be settled in shares of the Company’s Capital Stock, which are contingently redeemable upon a liquidation event that may obligate the Company to transfer assets at some point in the future. The SAFE instrument was determined to be liability classified on issuance and recorded at estimated fair value. The SAFE instrument is subject to remeasurement at each reporting date with changes in estimated fair value recognized in other income (expense) in the statements of operations until settlement or termination in cash or shares.

Redeemable convertible preferred stock

The Company records shares of its redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company classifies its preferred stock outside of total stockholders’ deficit because, in the event of certain “liquidation events” (including a merger, acquisition or sale of all or substantially all of the Company’s assets) that are not solely within the control of the Company, the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the preferred stock to the deemed liquidation values of the shares since a liquidation event was not probable at any of the reporting dates. Subsequent adjustments to increase or decrease the carrying values to the liquidation values will be made only if and when it becomes probable that such liquidation event will occur.

Share-based compensation

The Company measures its share-based awards, including grants issued by the Company or Eilean to the Company’s employees and non-employees, based on their grant date fair value. The Company’s share-based awards currently include common units in its parent, Eilean. The Company records compensation expense for these service-based awards beginning on the grant date over the requisite service period in which the awards are expected to vest on a straight-line basis, subject to a minimum expense amount based on the awards that have vested to date. The common stock issued to option holders upon the exercise of option awards are authorized and previously unissued common stock of Eilean. Forfeitures are recognized as they occur.

The grant date fair value of employee and non-employee awards are determined using the Black-Scholes option pricing model, which includes inputs such as the fair value of the Company’s common stock, expected term, risk-free rate, expected stock price volatility over the expected term, and expected dividend yield. For all options granted, the Company calculated the expected term based on the simplified method. The Company has no publicly available stock information and therefore, the Company used the historical volatility of the stock price of similar publicly traded peer companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The Company does not anticipate that dividends will be distributed in the near future.

The absence of an active market for the Company’s common stock requires the Company’s Board of Directors to determine the fair value of its common stock for purposes of granting options. The Company obtains third-party valuations to assist the Board of Directors in determining the fair value of the Company’s common stock.

Net loss per share attributable to common stockholders

Net loss per share attributable to common stockholders is computed using the two-class method required for participating securities based upon their respective rights to receive dividends as if all income for the period has been distributed.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

The Company’s participating securities include the Company’s redeemable convertible preferred stock. The holders of redeemable convertible preferred stock do not have a contractual obligation to share in losses of the Company, and, therefore, during periods of loss there is no allocation required under the two-class method.

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period.

Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, because potentially dilutive shares of common stock are not assumed to have been issued if their effect is anti-dilutive.

As of September 30, 2024 13,661,416 potential shares of common stock from the Company’s redeemable convertible preferred stock, 4,329,617 potential shares of Common stock from the Company’s option awards, and potential shares from SAFE instruments issuable to investors were excluded from the computation of diluted net loss per share attributable to common stockholders, because including them would have had an anti-dilutive effect. As of September 30, 2023, 13,661,416 potential shares of common stock from the Company’s redeemable convertible preferred stock were excluded from the computation of diluted net loss per share attributable to common stockholders, because including them would have had an anti-dilutive effect.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to such individual segment and in assessing performance. The Company’s CODM is its President and Chief Executive Officer. To date, the Company operates and manages its business as one operating and reportable segment. All of the Company’s assets are located in the United States.

Forward stock split

On September 20, 2024, the Company filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, which effected a 3.8-for-1 forward stock split (the “stock split”) of the Company’s issued and outstanding shares of common stock and redeemable convertible preferred stock. As a result of the stock split, (i) every share of common stock issued and outstanding was converted into 3.8 shares of common stock, and (ii) every share of redeemable convertible preferred stock issued and outstanding was converted into 3.8 shares of redeemable convertible preferred stock. The stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity. No fractional shares were issued in connection with the stock split. Stockholders who would otherwise be entitled to a fractional share of common stock were instead entitled to receive a proportional cash payment. The Restated Certificate of Incorporation authorizes the Company to issue 32,661,416 shares of capital stock on a post-stock split adjusted basis, inclusive of 19,000,000 shares of common stock, and 13,661,416 shares of series seed redeemable convertible preferred stock. All common share and per share amounts presented in the financial statements and accompanying notes have been retroactively adjusted to reflect the stock split.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Recently issued accounting pronouncements

In November 2023, the Financing Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 will improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an interim and annual basis. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the Company’s condensed financial statements at adoption date.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to provide more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented on the consolidated statement of operations. This new standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently assessing the impact this standard will have on the condensed financial statements and footnote disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes: Improvements to Income Tax Disclosures, which requires enhanced annual disclosures regarding the rate reconciliation and income taxes paid information. This standard is effective for fiscal years beginning after December 15, 2024, and may be adopted on a prospective or retrospective basis, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

3	Other financial statement information

Accrued expenses and other current liabilities consisted of the following:

	As of
	September 30,	December 31,
	2024	2023
Accrued research and development - related party	$-	$856,144
Accrued legal expenses	694,352	-
Accrued accounting and audit expenses	205,900	-
Accrued other expenses - related party	350,677	-
	$1,250,929	$856,144

4	Fair value measurements

The SAFE liability is a Level 3 financial instrument measured at fair value on a recurring basis.

The following table provides a summary of changes in the estimate fair value of the SAFE liability:

	Three months ended September 30, 2024	Nine Months Ended September 30, 2024
Issuance of SAFE instrument	$7,500,000	$7,500,000
Change in fair value	924,479	924,479
Balance at September 30, 2024	$8,424,479	$8,424,479

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

The fair value of the SAFE liability was estimated using a Probability-Weighted Expected Return Method (“PWERM”) using the following inputs:

	August 27, 2024 (issuance date)	September 30, 2024
Fair value of underlying equity	$1.30 - $3.35	$1.37 - $3.45
Volatility	103.0% - 124.5%	96.0% - 119.0%
Discount rate	9.4%	8.0%
Expected term (in years)	0.50 - 2.97	0.50 - 2.87
Probability of equity financing	20.0%	10.0%
Probability of Alternative Public Offering transaction	30.0%	66.7%
Probability of liquidity event	49.0%	22.3%
Probability of dissolution	1.0%	1.0%

5	Commitments and contingencies

Guarantees and Indemnification

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. The Company has entered into indemnification agreements with certain directors and officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of the status or service as directors or officers. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of September 30, 2024, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

Contingencies

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not currently a party to any material legal proceedings.

6	SAFE instruments

During the three and nine months ended September 30, 2024, the Company issued SAFE instruments to TPAV, LLC (“TPAV”), a party related through Nikolay Savchuk, the President and Chief Executive Officer of the Company, entities affiliated with OrbiMed, a party related through Carl Gordon, Director of the Company, and third-party investors resulting in net proceeds of $7.5 million. The terms of the SAFEs required that they automatically convert into capital stock upon a qualified equity financing prior to the termination of the SAFE. The SAFEs will automatically convert into the number of shares of capital stock equal to the purchase amount divided by the conversion price, which means either: (1) the SAFE price or (2) discount price (lowest price per standard share of capital stock sold in the equity financing multiplied by the discount rate), whichever results in a greater number of shares of capital stock.

If there is a liquidity event before the termination of the SAFEs, the SAFEs will be automatically entitled (subject to the liquidation priority) to receive a portion of the proceeds, due and payable to each investor immediately prior to the liquidity event equal to the greater of (1) the purchase amount or (2) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity price (the price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalization). If any of the Company’s security holders are given a choice as to the form and amount of proceeds to be received in a liquidity event, each investor will be given the same choice. The SAFEs were settled subsequent to September 30, 2024. Refer to Note 4 and Note 11 for further information.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

7	Redeemable convertible preferred stock

In March 2020, the Company issued an aggregate of 5,216,179 shares of its redeemable convertible preferred stock (“preferred stock”) at a purchase price of $0.402594 per share in exchange for cash proceeds of $2.1 million.

Pursuant to the terms of the original and amended Series Seed Preferred Stock Purchase Agreement (the “Agreement”), the Company was obligated to sell additional shares of its preferred stock to the same investors at a cash purchase price of $0.402594 per share. In 2021, the Company issued an aggregate of 8,445,237 shares of its preferred stock at a purchase price of $0.402594 per share in exchange for cash proceeds $3.4 million.

Redeemable convertible preferred stock consisted of the following:

As of September 30, 2024 and December 31, 2023
Series	Shares authorized	Shares issued and outstanding	Aggregate liquidation preferrence	Carrying value
Series Seed	13,661,416	13,661,416	$5,500,001	$5,466,925
	13,661,416	13,661,416	$5,500,001	$5,466,925

The following are the key terms of the preferred stock:

Dividends

The holders of shares of preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock, payable only if and when declared. Such dividends are non-cumulative.

After payment of any such dividends on the preferred stock, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then effective conversion rate. No dividends have been declared to date.

Optional Conversion

Each share of preferred stock is convertible at the option of the holder at any time after the issuance date of such share into such number of shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price for such series. The initial conversion price per share for each series of preferred stock shall be the original issue price of $0.402594 per share. Adjustments to the conversion price, if any, occur if additional shares of common stock have been issued at a price less than the respective preferred stock.

Automatic Conversion

Each share of preferred stock will automatically convert into shares of common stock at the conversion rate at the time in effect for such series of preferred stock immediately upon either of (1) the closing of the Company’s sale of its common stock in an initial public offering pursuant to a registration statement on Form S-1 that results in at least $30.0 million of gross proceeds; or (2) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class and not as separate series, and on an as-converted basis).

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the preferred stock are entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders, prior and in preference to any distribution of the proceeds to the holders of common stock, a liquidation preference in the amount per share equal to the sum of the original issue price of $0.402594 per share, plus any declared but unpaid dividends on such share.

If the assets of the Company are insufficient to pay the holders of the preferred stock the full amount, the holders of the preferred stock will share ratably in any distribution of the assets available for distribution.

If preferential amounts are paid in full, the remaining assets of the Company are distributed among the holders of the preferred stock and common stock pro rata based on the number of shares held by each shareholder.

Voting rights

Each share of preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. Except as provided in the Company’s amended or restated articles of incorporation, the holders of preferred stock and the holders of common stock vote together as one single class.

The holders of preferred stock are entitled to elect two directors of the Company. The holders of preferred stock and common stock (voting together as a single class and on an as converted basis) are entitled to elect the two remaining directors.

Redemption

The preferred stock is not currently redeemable; however, it is redeemable at the option of the holders in the event of certain “liquidation events” (including a merger, acquisition or sale of all or substantially all of the Company’s assets) that are not solely within the control of the Company.

8	Stockholders’ deficit

The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock set forth above. Each share of common stock entitles the holder to one vote, together with the holders of the preferred stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors, subject to the preferential dividend rights of redeemable convertible preferred stock. As of September 30, 2024 and December 31, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 19,000,000 shares of common stock with a par value of $0.0001 per share. There were 758,967 shares of common stock issued and outstanding during all periods presented. The Company currently has 13,661,416 shares of common stock reserved for issuance upon the conversion of its outstanding redeemable convertible preferred stock and 4,329,617 shares of common stock reserved for issuance upon the exercise of stock options outstanding.

Capital Contributions

During the three and nine months ended September 30, 2024, the Company received cash capital contributions of $4.0 million and $7.5 million, respectively, from Eilean to support working capital requirements. During the nine months ended September 30, 2023, the Company received cash capital contributions of $1.7 million from Eilean to support working capital requirements.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Promissory note receivable from parent

In September 2024, the Company entered into a promissory note with Eilean, which allows Eilean to borrow an aggregate principal amount of up to $7.5 million from the Company. The note accrues simple interest on the outstanding principal balance at a rate of 6% per annum. The outstanding principal and related accrued interest is due in full no later than September 30, 2027. As of September 30, 2024, Eilean has borrowed $4.0 million under the promissory note. The balance outstanding on this note receivable is included in stockholders’ deficit on the accompanying condensed balance sheet.

9	Related Party Transactions

Research and development arrangements with related parties

In March 2020, the Company entered into a Master Research and Development Agreement with ChemDiv, Inc. (“ChemDiv”), pursuant to which ChemDiv provides services related to preclinical drug discovery to the Company. Dr. Nikolay Savchuk, President and Chief Executive Officer of the Company, is a stockholder of ChemDiv and a member of its board of directors. During the three and nine months ended September 30, 2023, $1.7 million and $4.9 million, respectively, was expensed as research and development cost in the statement of operations related to ChemDiv services. As of December 31, 2023, the Company recorded $0.9 million as accrued expense relating to ChemDiv services in the balance sheet.

In January 2023, the Company entered into an agreement with Eilean Therapeutics AU Pty Ltd (“Eilean AU”), a subsidiary of Eilean, which provided the Company rights to intellectual property under development by Eilean AU. During the three and nine months ended September 30, 2024, the Company paid Eilean AU $4.0 million and $7.0 million, respectively, for the intellectual property rights. Because the intellectual property rights from Eilean AU have no alternative future use, the payments were recorded immediately through research and development expense in the Company’s condensed statements of operations for the three and nine months ended September 30, 2024.

Administrative arrangements with related parties

In March 2020, the Company entered into an Administrative Services Agreement with Eil Therapeutics, Inc (“Eil”), a subsidiary of Eilean. Pursuant to such administrative services agreement, Eil agreed to provide the Company, directly or indirectly through its contractors, administrative support services and access to staff’s management experience and knowledge. Such services included general management and operations, including financial and accounting services, insurance program marketing and administration and various tax-related services. Dr. Nikolay Savchuk, President and Chief Executive Officer of the Company, is also President and Chief Executive Officer of Eil. During the three and nine months ended September 30, 2023, $0.2 million and $0.7 million, respectively, was expensed as research and development cost. Amounts expensed as general and administrative cost during the three and nine months ended September 30, 2024 and 2023 were de minimis.

During 2024, the Company received administrative support services from Abet Solutions (“Abet”), a party related through Dr. Nikolay Savchuk, President and Chief Executive Officer of the Company. During the three and nine months ended September 30, 2024, $0.2 million was expensed as general and administrative cost in the statement of operations related to Abet services received by the Company. As of September 30, 2024, the Company recorded $0.2 million as accrued expense relating to Abet services in the balance sheet.

Related party notes payable

In May and June 2022, the Company borrowed an aggregate principal amount of $3.9 million under two promissory note agreements with Dinas Therapeutics, Inc. (“Dinas”) for research and development invoices paid by Dinas on behalf of the Company. Dr. Nikolay Savchuk, President and Chief Executive Officer of the Company, is the Chief Executive Officer of Dinas. The notes were due on the earlier of (i) written demand by Dinas, (ii) the second anniversary of the note issuances. The notes accrued interest per annum at a rate equal to 5.00%, to be paid at maturity.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

In January 2023, the Company borrowed an aggregate principal amount of $0.3 million under a promissory note agreement with Eil, for payment of services performed on behalf of the Company. The note was due no later than the second anniversary of the note issuances. The notes accrued interest per annum at a rate of 2.5%, to be paid at maturity.

For the three and nine months ended September 30, 2023, $0.1 million and $0.2 million, respectively, was expensed as interest cost related to the promissory notes with Dinas and Eil. In December 2023, Eilean assumed the promissory notes outstanding with Dinas and Eil and related accrued interest, which was accounted for as a contribution from parent.

10	Share-based compensation

During the year ended December 31, 2020, the Company issued 539,796 option awards to non-employee consultants for services to be performed for the Company. Option awards granted generally vest based on a specific vesting schedule as agreed upon by the optionee and the Company and generally expire 10 years after the grant date.

In connection with the Eilean transaction, the existing option awards granted by the Company were cancelled and replaced with common units (the “units”) in Eilean. The units granted generally vest (i) on the date of grant, or (ii) 50% on the date of grant, with the remaining 50% vesting over 24 months in equal monthly installments as services are provided.

The replacement of the option awards with units was evaluated as a modification. The fair value of the option awards was in excess of the grant date fair value of the units. As such, there was no incremental compensation costs related to the units to be recorded. The Company recognized $25,000 at the grant date of the units related to the portion of the units that became fully vested at such time.

The Company recorded share-based compensation expense in the following expense categories in its accompanying unaudited interim condensed statements of operations:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
General and Administrative	$452	$1,357	$3,166	$4,071
	$452	$1,357	$3,166	$4,071

Adoption of 2024 Stock Plan and Grant of Options

On September 20, 2024, the Board of Directors of Lomond (the “Board”) approved the adoption of the Lomond Operating Co. 2024 Stock Plan (the “2024 Plan”). The purpose of the 2024 Plan is to attract, incentivize and retain employees, outside directors and consultants through the grant of awards. The 2024 Plan provides for the direct award or sale of shares, the grant of options to purchase shares and the grant of restricted stock units to acquire shares. The maximum number of shares which may be issued under the 2024 Plan were 4,329,617.

Immediately following the adoption of the 2024 Plan, the Board approved the grant of 4,329,617 options to purchase Lomond common stock to employees, outside directors and consultants, at an exercise price of $1.30 per share. The option shares will become eligible to vest based on, and subject to, the Company’s completion of a merger, consolidation or share exchange with a special purpose acquisition company or other similar entity in which the common stock (or similar securities) of the surviving parent entity is listed on a national securities exchange on or prior to December 31, 2024 (the “Milestone”) and the optionee’s continuous service through the achievement of the Milestone. Any option shares that become eligible to vest based on achievement of the milestone (the “Eligible Shares”) shall vest and become exercisable in a series of 48 successive equal monthly installments.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

As of September 30, 2024, there was $4.6 million of total unrecognized share-based compensation costs related to the Company’s option awards granted under the 2024 Plan. The Milestone for vesting to commence was not achieved as of September 30, 2024. The Milestone was achieved upon closing of the Merger, and therefore, vesting commenced on November 1, 2024, the date of closing. Refer to Note 11 for further information.

The fair value of options granted under the 2024 plan was estimated on September 20, 2024, the date of grant, using the Black-Scholes option pricing model, with the following assumptions:

Risk-free interest rate	3.5%
Expected term (in years)	6.1
Expected volatility	103.6%
Expected dividend yield	0.0%

11	Subsequent events

The Company evaluated the potential impact of subsequent events on the financial statements through November 22, 2024, the date the financial statements were available to be issued.

Issuance of SAFE Instruments

In October 2024, the Company issued SAFE instruments to TPAV, LLC (“TPAV”), a party related through Nikolay Savchuk, the President and Chief Executive Officer of the Company, and entities affiliated with OrbiMed, a party related through Carl Gordon, Director of the Company, after converting a $3.5 million capital contribution made in May 2024 by Eilean. The SAFE instruments provide investors the right to certain shares of the Company’s capital stock. The terms of the SAFEs provided for automatic or discretionary conversion upon the occurrence of certain events.

Agreements with Eil and Bala

In October 2024, the Company entered into license agreements with both of Eil (the “Eil License Agreement”) and Bala Therapeutics, Inc. (“Bala”, the “Bala License Agreement”). Pursuant to the Eil License Agreement and Bala License Agreement, the Company obtained exclusive, perpetual, worldwide licensing rights for the development and future ownership of (i) a BCL-2, inhibitor for the treatment of AML and CLL from Eil, and (ii) an early-stage menin inhibitor for the treatment of AML from Bala.

The Eil License Agreement and Bala License Agreement became effective in October 2024 when the Company issued promissory notes to Eil and Bala, respectively. The principal amount of the promissory notes with Eil and Bala are $1.7 million and $1.2 million, respectively. Each such promissory note bears interest at a rate of 7% per annum, compounded annually, and matures on October 17, 2026. Each such promissory note may be repaid without penalty. In addition, the two promissory notes each provide for customary events of default.

Upon the payment in full of the applicable promissory note, Eil and Bala have each agreed to transfer to the Company all of the intellectual property rights covered by the license agreements, as the case may be.

The license rights are sublicensable at the option of the Company. Under such license agreements, Lomond, but not Eil or Bala, as the case may be, have the right to terminate the applicable license agreement for convenience upon 30 days’ written notice. If Lomond, or Eil or Bala, as the case may be, materially breaches the applicable license agreement, and such breach is not cured within 90 days after the receipt of notice of such breach, then the non-defaulting party may terminate such license agreement. In addition, upon the occurrence of an event of default under the applicable promissory note, the license agreement shall be terminated.

Eil and Bala are each wholly-owned by Eilean, Lomond’s parent company.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Entry into a Material Definitive Agreement

On November 1, 2024, the Company, Venetian, and its wholly-owned subsidiary, Lomond Acquisition Corp. (“Acquisition Corp.”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), and a Subscription Agreement (the “Subscription Agreement”). Pursuant to the terms of the Merger Agreement, on November 1, 2024 (the “Closing Date”), Acquisition Corp. merged with and into Lomond, with Lomond continuing as the surviving corporation and a wholly-owned subsidiary of Venetian (the “Merger”). In connection with the Merger, Venetian intends to change its corporate name from “Venetian-1 Acquisition Corp” to “Lomond Therapeutics Holdings, Inc.”

Pursuant to the terms of the Merger Agreement, at the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each share of Legacy Lomond’s capital stock issued and outstanding immediately prior to the closing of the Merger was cancelled and converted into the right to receive one share of Venetian common stock (the “Exchange Ratio”), with the maximum number of shares of Venetian common stock issuable to the former holder of Lomond’s capital stock equal to 14,420,383. In addition, pursuant to the Merger Agreement, immediately prior to the Effective Time, an aggregate of 3,625,000 shares of the 5,000,000 then-outstanding shares of Venetian common stock owned by Venetian stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, at the Effective Time, options to purchase an aggregate of 4,329,617 shares of Lomond common stock at an exercise price of $1.30 per share issued and outstanding immediately prior to the closing of the Merger under Lomond’s 2024 Equity Incentive Plan (the “Legacy Lomond Plan”) were assumed and converted into options to purchase 4,329,617 shares of Lomond Therapeutics Holdings, Inc. common stock at an exercise price of $1.30 per share.

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. The Merger will be treated as a recapitalization and reverse acquisition for Venetian for financial reporting purposes. Lomond will be considered the acquirer for accounting purposes, and Venetian’s historical financial statements before the Merger will be replaced with the historical financial statements of Lomond before the Merger in future filings with the United States Securities and Exchange Commission (the “SEC”). The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately following the Effective Time of the Merger, Lomond Therapeutics Holdings, Inc. held a closing for a private placement offering (the “Offering”) pursuant to which 8,241,375 shares of common stock were issued and sold at a purchase price of $4.00 per share for aggregate gross proceeds of approximately $32.9 million before deducting placement agent fees and expenses of the Offering. Pursuant to the Subscription Agreement, Lomond Therapeutics Holdings, Inc., may hold one or more subsequent closings prior to November 30, 2024, to sell up to an additional 4,021,1125 shares at the Offering Price.

In connection with the Offering and subject to the closing of the Offering, Lomond Therapeutics Holdings, Inc. agreed to pay the placement agents a cash placement fee and issue Placement Agent Warrants to the Placement Agent. As a result of the foregoing, in connection with the closing of the Offering, Lomond Therapeutics Holdings, Inc. paid the Placement Agents an aggregate cash commission of $2.5 million and issued Placement Agent Warrants to purchase an aggregate of 275,410 shares of Lomond Therapeutics Holdings, Inc. Common Stock. Lomond Therapeutics Holdings, Inc. has also reimbursed or will reimburse the Placement Agents for approximately $0.1 million of expenses incurred in connection with the Offering.

Lomond Operating Co. (Formerly Known as Lomond Therapeutics, Inc.)

Notes to the Condensed Financial Statements

For the nine months ended September 30, 2024 and 2023

(unaudited)

Consulting Agreement with Dr. Dukes

In November 2024, the Company entered into a consulting agreement with Dr. Iain Dukes, to commence upon closing of the Merger. Pursuant to the terms of Dr. Dukes’ consulting agreement, Dr. Dukes will serve as Chief Executive Officer and Chairman of Lomond Therapeutics Holdings, Inc., is eligible to receive consulting fees at an annual rate of $400,000, and is eligible to receive an annual incentive payment equal to up to 50% of such annual consulting fees, subject to the achievement of applicable performance metrics as determined by the Company’s board of directors. Dr. Dukes’ consulting agreement contains customary invention assignment and confidentiality provisions.

Consulting Agreement with Dr. Savchuk

In November 2024, the Company entered into a consulting agreement with Dr. Nikolay Savchuk, to commence upon closing of the Merger. Pursuant to the terms of Dr. Savchuk’s consulting agreement, Dr. Savchuk will serve as Chief Operating Officer and President of Lomond Therapeutics Holdings, Inc., is eligible to receive consulting fees at an annual rate of $400,000, and is eligible to receive an annual incentive payment equal to up to 50% of such annual consulting fees, subject to the achievement of applicable performance metrics as determined by the Company’s board of directors. Dr. Savchuk’s consulting agreement contains customary invention assignment and confidentiality provisions.

Services Agreement with Related Party

In October 2024, Lomond Therapeutics Holdings, Inc. entered into an administrative services & co-employment agreement, or services agreement, with Abet Solutions. Pursuant to such use of services agreement, Abet Solutions agreed to provide to the Company, directly or indirectly through its contractors, administrative support services and access to staff’s management experience and knowledge. Such services included general management and operations, including financial and accounting services, insurance program marketing and administration and various tax-related services. Dr. Savchuk, President and Chief Operating Officer of Lomond Therapeutics Holdings, Inc., has a material direct interest in Abet Solutions.